As filed with the Securities and Exchange Commission on August 17 , 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN ALLIANCE BANCORPORATION
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of
incorporation or organization)
88-0365922
(I.R.S. Employer Identification No.)

2700 West Sahara Avenue, Las Vegas, NV	89102
(Address of registrant’s principal executive offices)	(Zip Code)

Western Alliance Bancorporation 2005 Stock Incentive Plan
(Full title of the Plan)
Robert Sarver
President, Chief Executive Officer
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, NV 89102
(Name and address of agent for service)
(702) 248-4200
(Telephone number, including area code, of agent for service)
Copy to:
Stuart G. Stein, Esq.
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-8575

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed	Proposed
of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share	offering price	registration fee
Common Stock, Par Value $0.0001	1,774,265	$26.47 (1)	$46,964,795 (1)	$1,442 (2)

(1)	Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of the Common Stock on August 15, 2007, as reported by the New York Stock Exchange.
(2)	Includes 139,446 shares of Common Stock previously registered on a Registration Statement on Form S-4 (File No. 333-131867) with the Securities and Exchange Commission (the “SEC”) on February 15, 2006, as amended by Pre-Effective Amendment No. 1 thereto filed with the SEC on March 3, 2006, and Pre-Effective Amendment No. 2 thereto filed with the SEC on March 6, 2006 and 388,663 shares of Common Stock previously registered on a Registration Statement on Form S-4 (File No. 333-140389) with the SEC on February 1, 2007, as amended by Pre-Effective Amendment No. 1 thereto filed with the SEC on February 21, 2007. Pursuant to Rule 429 under the Securities Act, these shares of Common Stock are being carried forward from such prior registration statements. Accordingly, a filing fee of $1,013 is being paid herewith in connection with 1,246,156 shares of Common Stock.
This Registration Statement incorporates by reference the information contained in the Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission on July 29, 2005 (Registration No. 333-127032) relating to the Western Alliance Bancorporation 2005 Stock Incentive Plan.

EXPLANATORY NOTE
COMMON STOCK BEING REGISTERED
     This Registration Statement on Form S-8 is being filed in connection with (i) the conversion of all options to purchase shares of Intermountain First Bancorp (“Intermountain”) common stock that were outstanding at the completion of the merger of Intermountain with and into Western Alliance Bancorporation (“Western Alliance”), with Western Alliance surviving (the “Intermountain Merger”), into options to purchase shares of Western Alliance common stock; (ii) the conversion of all options to purchase shares of First Independent Capital of Nevada (“FICN”) common stock that were outstanding at the completion of the merger of FICN with and into Western Alliance, with Western Alliance surviving (the “FICN Merger”), into options to purchase shares of Western Alliance common stock; and (iii) the amendment of the Western Alliance 2005 Stock Incentive Plan (the “Plan”) to increase the number of shares of Common Stock reserved under the Plan by 1,246,156 shares.
     Western Alliance filed a Registration Statement on Form S-4 (File No. 333-131867) with the Securities and Exchange Commission (the “SEC”) on February 15, 2006, as amended by Pre-Effective Amendment No. 1 thereto filed with the SEC on March 3, 2006, and Pre-Effective Amendment No. 2 thereto filed with the SEC on March 6, 2006, pursuant to which it registered the offer and sale of up to 3,764,120 shares of Western Alliance common stock, par value $0.0001 per share, to Intermountain shareholders in connection with the Intermountain Merger, including shares issuable pursuant to the options to purchase Western Alliance common shares into which the options to purchase Intermountain common shares were converted. The closing of the merger occurred on March 31, 2006.
     Western Alliance filed a Registration Statement on Form S-4 (File No. 333-140389) with the SEC on February 1, 2007, as amended by Pre-Effective Amendment No. 1 thereto filed with the SEC on February 21, 2007, pursuant to which it registered the offer and sale of up to 2,942,636 shares of Western Alliance common stock, par value $0.0001 per share, to FICN shareholders in connection with the FICN Merger, including shares issuable pursuant to the options to purchase Western Alliance common shares into which the options to purchase FICN common shares were converted. The closing of the merger occurred on March 30, 2007.
     Pursuant to the Plan, the number of shares of Western Alliance common stock available for issuance pursuant to the Plan increased by 139,446 shares upon the conversion of the Intermountain options and by 388,663 shares upon the conversion of the FICN options. Pursuant to this Registration Statement on Form S-8, Western Alliance hereby registers on such Form 528,109 previously registered shares of Common Stock for issuance under the Plan.
     On January 23, 2007, the Board of Directors of Western Alliance approved and adopted an amendment to the Plan to increase the number of shares of Common Stock reserved under the Plan by 1,246,156 shares (the “Amendment”). This increase was necessary to have options and shares of common stock available in order to maintain and improve Western Alliance’s ability to attract and retain key personnel, and to serve as an incentive to such personnel to make extra efforts to contribute to the success of the Western Alliance’s operations. Western Alliance’s stockholders approved the amendment to the Plan at the annual meeting of stockholders held on April 18, 2007. Accordingly, as amended, the total number of shares of Western Alliance common stock available under the Plan is 5,028,109 of which 1,246,156 shares are being registered hereby in addition to the shares referred to above in connection with the Intermountain Merger and the FICN Merger.
     This Registration Statement on Form S-8 is being filed pursuant to General Instruction E of Form S-8. In accordance with General Instruction E of Form S-8, the information contained in the Registration Statement on Form S-8 filed with the Securities Exchange Commission on July 29, 2005 (Registration No. 333-127032) relating to the Western Alliance Bancorporation 2005 Stock Incentive Plan is incorporated by reference into this Registration Statement on Form S-8, which information is hereby updated by the information above. This Registration Statement on Form S-8 consists of the facing page, this page, the signature page and required additional exhibits and consents.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
     The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 17th day of August, 2007.

WESTERN ALLIANCE BANCORPORATION
By:	/s/ Robert Sarver
Robert Sarver
Chairman, President and Chief Executive Officer (Principal Executive Officer)

     Each person whose signature appears below appoints Robert Sarver or Dale Gibbons, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution in such person’s name, place and stead, in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of August, 2007.

Signature	Title

/s/ Robert Sarver Robert Sarver	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Dale Gibbons Dale Gibbons	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Terry S. Shirey Terry A. Shirey	Vice President and Controller (Principal Accounting Officer)

Paul Baker	Director

/s/ Bruce Beach	Director
Bruce Beach

/s/ William S. Boyd	Director
William S. Boyd

/s/ Steve Hilton	Director
Steve Hilton

/s/ Marianne Boyd Johnson	Director
Marianne Boyd Johnson

/s/ Cary Mack	Director
Cary Mack

Arthur Marshall	Director

/s/ Todd Marshall	Director
Todd Marshall

Signature	Title

/s/ M. Nafees Nagy, M.D.	Director
M. Nafees Nagy, M.D.

/s/ James Nave, D.V.M.	Director
James Nave, D.V.M.

George J. Maloof, Jr.	Director

/s/ Donald Snyder	Director
Donald Snyder

Larry L. Woodrum	Director

/s/ John P. Sande III	Director
John P. Sande III

EXHIBIT INDEX

Exhibit
No.	Exhibit
4	Specimen common stock certificate of Western Alliance (incorporated by reference to Exhibit 4.1 of Western Alliance’s Registration Statement on Form S-1, File No. 333-124406, filed with the SEC on June 27, 2005, as amended).

5	Opinion of Randall S. Theisen, Esq. regarding the validity of the common stock registered hereby.

10	Western Alliance Bancorporation 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1 (File No. 333-124406), as amended).

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Randall S. Theisen, Esq. (included in Exhibit 5).

24	Power of Attorney (included on signature page hereto).